Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
April 4, 2008		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE EXPANDS COMMUNICATIONS BUSINESS

INTERNATIONALLY, ACQUIRES UK-BASED MTV TELECOM

GREENVILLE, SC – April 4, 2008 – ScanSource Inc., {Nasdaq:SCSC}, a leading value-added distributor of specialty technology products, has expanded its communications business internationally with the acquisition of MTV Telecom Distribution plc, a UK-based distributor of voice and data solutions. The acquisition of MTV Telecom is a key step in ScanSource, Inc.’s strategy to become a leading pan-European distributor of voice and data solutions.

MTV Telecom boasts a strong line of vendor partners, including Avaya, Siemens, Panasonic and Swyx. What’s more, the distributor announced this week that it would now be carrying Avaya’s mid-market enterprise solutions. MTV Telecom was named Avaya’s 2007 SMB EMEA Distributor of the Year. Like ScanSource Communications, MTV Telecom exclusively serves the reseller channel and is committed to delivering value along with its industry-leading products. The distributor offers in-depth sales and technical training resources to its reseller customers, ensuring they are successful in delivering total communications solutions to the end user.

“ScanSource has been looking for an opportunity to expand its communications offering internationally, and MTV Telecom, with its immense experience and successful convergence strategy, is a great addition to our United States communications strategy and our European operations. What’s more, our Avaya, Polycom, Plantronics and other communications manufacturers have realized great success in the United States through our Catalyst Telecom and ScanSource Communications sales units and will provide valuable incremental opportunities for MTV Telecom,” said Xavier Cartiaux, managing director, ScanSource Europe. “Resellers will benefit from the value-added services and solutions, marketing programs and financial resources ScanSource, Inc. brings to the UK and European communications industry. The ScanSource POS and Barcoding sales unit followed this same strategy, and we are now the largest pan-European distributor of barcoding and point-of-sale solutions for the reseller community.”

The MTV Telecom management team will remain in place, led by Martin Hatcher, executive chairman, and Natalie Foers, managing director, and will report into Cartiaux. Said Hatcher, “ScanSource’s commitment to its resellers mirrors ours, which is why this acquisition made so much sense to MTV Telecom. By joining ScanSource, our resellers will see much opportunity for growth in the UK and beyond. What’s more, our vendor partners will have access to a value-added distributor that has proven its commitment to growing the channel.”

For more information about ScanSource Communications and MTV Telecom, visit www.scansourcecommunications.com and www.mtvtelecom.co.uk. For information on Catalyst Telecom, please visit www.catalysttelecom.com.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through four sales units: ScanSource POS and Barcoding [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); ScanSource Communications (video conferencing, telephony and communications products); and ScanSource Security (electronic security products).

ScanSource, Inc. serves the North America, Latin America and Europe markets. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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